EXHIBIT 4.5

                            BERKSHIRE HATHAWAY INC.

                            1996 STOCK OPTION PLAN

                        Adopted As of December 16, 1996


 SECTION 1.  GENERAL PURPOSE OF PLAN; DEFINITIONS.

            The name of this plan is the Berkshire Hathaway Inc. 1996 Stock Option Plan (the "Plan"). The purpose of the Plan is to facilitate the acquisition by Berkshire Hathaway Inc. ("Berkshire") of sizable businesses that have attracted and retained highly qualified personnel through the use of, among other things, stock options.

            For purposes of the Plan, the following terms shall be defined as set forth below:

            (a)   "BOARD" means the Board of Directors of Berkshire.

            (b) "CLOSING PRICE" as of a particular date, means (i) if the shares of Stock are then listed or admitted to trading on a national securities exchange, the last reported sales price of a share of Stock sold in the regular way on the New York Stock Exchange on such date (or on such other principal national securities exchange as the Committee may designate on or prior to such date), or if no sales occurred on such date, the last sales price on the last preceding day on which such shares of Stock were sold on such exchange, (ii) if the shares of Stock are not then listed or admitted to trading on a national securities exchange, the last reported sales price of a share of Stock sold in the regular way on the NASDAQ National Market System on such date, or (iii) if the shares of Stock are not then listed or admitted to trading on any national securities exchange or quoted on the NASDAQ National Market System, the average of the closing bid and asked prices for a share of Stock on the over-the-counter market.

            (c) "CODE" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

            (d) "COMMITTEE" means the Committee appointed by the Chief Executive Officer of Berkshire to administer and interpret the Plan.

            (e) "COMPANY" means Berkshire and any Subsidiary (or any successor corporation) of Berkshire.

            (f) "DISABILITY" means the inability of a Participant to perform substantially his or her duties and responsibilities to the Company by reason of a physical or mental disability or infirmity (1) for a continuous period of six months, or (2) at such earlier time as the Participant submits medical evidence satisfactory to the Committee that he has a physical or mental disability or infirmity which will likely prevent him from returning to the performance of his work duties for six months or longer. The date of such Disability shall be on the last day of such six-month period or the day on which the Participant submits such satisfactory medical evidence, as the case may be.

            (g)   "EFFECTIVE DATE" shall mean the date provided pursuant to
 Section 9.

            (h) "ELIGIBLE EMPLOYEE" means an employee of the Company eligible to participate in the Plan pursuant to Section 4.

            (i) "FAIR MARKET VALUE" means, as of any given date, with respect to any Stock Options granted hereunder, at the discretion of the Committee and subject to such limitations as the Committee may impose, (1) the Closing Price of the Stock, (2) the fair market value of the Stock as determined in accordance with a method prescribed in the agreement evidencing any award hereunder, or (3) the fair market value of the Stock as otherwise determined by the Committee in the good faith exercise of its discretion.

            (j) "NON-QUALIFIED STOCK OPTION" means a Stock Option that is not an "incentive stock option" within the meaning of Section 422 of the Code.

            (k) "PARTICIPANT" means any Eligible Employee or any consultant or advisor to the Company selected by the Committee, pursuant to the Committee's authority in Section 2 below, to receive grants of Stock Options.
            (l) "STOCK" means the Class B Common Stock, $.1667 par value, of Berkshire.

            (m) "STOCK OPTION" means any option to purchase shares of Stock granted pursuant to Section 5.

            (n) "SUBSIDIARY" means any corporation (other than Berkshire) in an unbroken chain of corporations beginning with Berkshire, if each of the corporations (other than the last corporation) in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.


 SECTION 2.  ADMINISTRATION.

            The Plan shall be administered by the Committee which shall be appointed by and serve at the pleasure of the Chief Executive Officer of Berkshire. The Committee shall have the power and authority to grant Stock Options to Eligible Employees and consultants and advisors to the Company pursuant to the terms of the Plan.

            In particular, the Committee shall have the authority, upon the recommendation of the Chief Executive Officer of a Subsidiary or on the Committee's own initiative:

            (a) to designate those employees of the Company who shall be Eligible Employees and those consultants and advisors who shall be Participants;

            (b) to determine whether and to what extent Stock Options are to be granted hereunder to Eligible Employees and consultants and advisors to the Company;

            (c) to determine the number of shares of Stock to be covered by each such award granted hereunder;

            (d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Stock Option granted hereunder; and

            (e) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing the Stock Options.

            The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and otherwise to administer and supervise the administration of the Plan.

            All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and the Participants.


 SECTION 3.  STOCK SUBJECT TO PLAN.

            The total number of shares of Stock reserved and available for issuance under the Plan shall be 17,500. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

            To the extent that a Stock Option expires or is otherwise terminated without being exercised, the shares subject to such Stock Option shall again be available for issuance in connection with future awards under the Plan. If any shares of Stock have been pledged as collateral for indebtedness incurred by a Participant in connection with the exercise of a Stock Option and such shares are returned to the Company in satisfaction of such indebtedness, such shares shall again be available for issuance in connection with future awards under the Plan.

            In the event of any merger, reorganization, consolidation, recapitalization, reclassification, stock split-up, combination of shares, stock dividend or other change in corporate structure affecting the Stock, a substitution or adjustment may be made (or shall be made if mandatory adjustments are provided in a Participant's Stock Option agreement) in (a) the aggregate number of shares reserved for issuance under the Plan and (b) the kind, number and option price of shares subject to outstanding Stock Options granted under the Plan, as may be determined by the Committee. In addition, such other substitutions or adjustments shall be made as may be determined by the Committee.


 SECTION 4.  ELIGIBILITY.

            Key employees, consultants and advisors of the Company (other than any such person who is an officer or director of Berkshire) who are responsible for or contribute to the management, growth and/or profitability of the business of the Company shall be eligible to be granted Stock Options hereunder. The Participants under the Plan shall be selected from time to time by the Committee on its own initiative or from among the Eligible Employees and consultants and advisors to the Company recommended by the Chief Executive Officer of a Subsidiary, and the Committee shall determine the number of shares covered by each award in light of such recommendations as such Chief Executive Officer of a Subsidiary may make.


 SECTION 5.  STOCK OPTIONS.

            Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve, and the provisions of Stock Option awards need not be the same with respect to each optionee. Recipients of Stock Options shall enter into a Stock Option agreement with Berkshire in such form as the Committee shall determine. Such agreement shall set forth, among other things, the exercise price of the Stock Option, the term of the Stock Option and provisions regarding exercisability of the Stock Option.

            The Stock Options granted under the Plan may only be Non-Qualified Stock Options.

            The Committee shall have the authority to grant any Eligible Employee, consultant or advisor Non-Qualified Stock Options. More than one Stock Option may be granted to the same optionee and be outstanding concurrently.

            Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

            (a) EXERCISE PRICE. The exercise price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant.

            (b) OPTION TERM. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten years after the date such Stock Option is granted.

            (c) EXERCISABILITY. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant. The Committee may provide that any Stock Option shall be exercisable only in installments, and the Committee may waive such installment exercise provisions at any time in whole or in part based on such factors as the Committee may determine.

            (d) METHOD OF EXERCISE. Subject to Section 5(c) above, Stock Options may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the person or entity specified by the Committee specifying the number of shares to be purchased, accompanied by payment in full of the purchase price in cash or its equivalent as determined by the Committee. Such person or entity specified by the Committee shall promptly transmit such notice and payment to Berkshire. As determined by the Committee payment in whole or in part may also be made in the form of unrestricted Stock already owned by the optionee (based on the Fair Market Value of the Stock on the date the Stock Option is exercised); provided, however, that, if so indicated in a Participant's Stock Option agreement, payment by delivery of such unrestricted Stock may be made only if such payment does not result in a charge to earnings for financial accounting purposes as determined by the Committee. An optionee shall not be, nor have any of the rights of, a stockholder with respect to the Stock subject to the Stock Option unless and until the optionee has given written notice of exercises; has paid in full for such shares; if requested, has given the representation described in Section 8(a); and certificates representing such shares have been issued to the optionee.

            The Committee may require the voluntary surrender of all or a portion of any Stock Option granted under the Plan as a condition precedent to a grant of a new Stock Option. Subject to the provisions of the Plan, such new Stock Option shall be exercisable at the price, during such period and on such other terms and conditions as are specified by the Committee at the time the new Stock Option is granted; provided, however, should the Committee so require, the number of shares subject to such new Stock Option shall not be greater than the number of shares subject to the surrendered Stock Option. Upon their surrender, Stock Options shall be canceled and the shares previously subject to such canceled Stock Options shall again be available for grants of Stock Options and other awards hereunder.

            (e) RIGHT TO ELECT TO PAY PROFIT IN CASH OR SHARES IN LIEU OF DELIVERING SHARES OF STOCK. The Committee, in its absolute discretion, may elect (in lieu of delivering all or a portion of the shares of Stock as to which a Stock Option has been exercised) for Berkshire to pay the optionee either:

                  (1) A sum in cash equal to the amount obtained by multiplying the number of such shares as to which the election is made by the excess of (i) the Closing Price of a share of Stock on the date the written notice of exercise is delivered to the person or entity specified by the Committee over (ii) the Stock Option's exercise price; or

                  (2) Shares of Stock equal to the number obtained by multiplying the number of shares as to which the election is made by the excess of (i) the Closing Price of a share of the Stock on the date the written notice of exercise is delivered to the person or entity specified by the Committee over (ii) the Stock Option's exercise price, and dividing this amount by the Closing Price of the Stock on such date.

            (f) LOANS. The Company may, in its sole discretion, make loans available to Stock Option holders in connection with the exercise of outstanding Stock Options granted under the Plan, as the Committee may determine. Such loans shall (a) be evidenced by promissory notes entered into by the Stock Option holders in favor of the Company, (b) be subject to the terms and conditions set forth in this Section 5(f) and such other terms and conditions, not inconsistent with the Plan, as the Committee shall determine, and (c) bear interest at such rate as the Committee shall determine. In no event may the principal amount of any such loan exceed the sum of (x) the exercise price less the par value of the shares of Stock covered by the Stock Option, or portion thereof, exercised by the holder, and (y) any federal, state, and local income tax attributable to such exercise. The initial term of the loan, the schedule of payments of principal and interest under the loan and the conditions upon which the loan will become payable in the event of the holder's termination of employment shall be determined by the Committee. Unless the Committee determines otherwise, when a loan is made, shares of Stock having a Fair Market Value at least equal to the principal amount of the loan shall be pledged by the holder to the Company as security for payment of the unpaid balance of the loan, and such pledge shall be evidenced by a pledge agreement, the terms of which shall be determined by the Committee; provided, however, that each loan shall comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction.

            (g) NON-TRANSFERABILITY OF OPTIONS. Unless otherwise allowed by the Committee in writing, no Stock Option shall be transferable by the optionee, and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee.

            (h) TERMINATION OF EMPLOYMENT OR SERVICE. If an optionee's employment with or service as a consultant or advisor to the Company terminates by reason of death, Disability or for any other reason, the Stock Option may thereafter be exercised to the extent provided in the applicable Stock Option agreement, or as otherwise determined by the Committee.


 SECTION 6.  AMENDMENT AND TERMINATION.

            The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of a Participant under any Stock Option theretofore granted without such Participant's consent.

            The Committee may amend the terms of any Stock Option theretofore granted, prospectively or retroactively, but, except as stated in to Section 3 above, no such amendment shall impair the rights of any holder without his or her consent.


 SECTION 7.  UNFUNDED STATUS OF PLAN.

            The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor.


 SECTION 8.  GENERAL PROVISIONS.

            (a) The Committee may require each person purchasing shares pursuant to a Stock Option to represent to and agree with Berkshire in writing that such person is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

            All certificates for shares of Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

            (b) The adoption of the Plan shall not confer upon any employee, consultant or advisor of the Company any right to continued employment or service with the Company, as the case may be, nor shall it interfere in any way with the right of the Company to terminate the employment or service of any of its employees, consultants or advisors at any time.

            (c) Each Participant shall, no later than the date as of which the value of an award first becomes includible in the gross income of the Participant for federal income tax purposes, pay to Berkshire or a Subsidiary, or make arrangements satisfactory to the Committee regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the award. The obligations of Berkshire and any Subsidiary under the Plan shall be conditional on the making of such payments or arrangements, and Berkshire and any Subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

            (d) No member of the Board or the Committee, nor any officer or employee of Berkshire or a Subsidiary acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each officer or employee of Berkshire or a Subsidiary acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by Berkshire or the Subsidiary, as the case may be, in respect of any such action, determination or interpretation.

            (e) With respect to all exercises of authority and determinations of any kind to be made by the Committee under this Plan or any related agreement, the Committee shall be entitled to exercise such authority and make such determinations in its sole discretion.


 SECTION 9.  EFFECTIVE DATE OF PLAN.

            The Plan became effective on December 16, 1996.


 SECTION 10.  TERM OF PLAN.

            No Stock Option shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but awards theretofore granted may extend beyond that date.